Exhibit 99.(k)(5)

SALE AND CONTRIBUTION AGREEMENT

by and between

FIRST EAGLE CREDIT OPPORTUNITIES FUND SPV, LLC,
as the Buyer

and

FIRST EAGLE CREDIT OPPORTUNITIES FUND,
as the Seller

Dated February 5, 2021

TABLE OF CONTENTS

		Page

ARTICLE I

GENERAL

Section 1.1	Defined Terms	1
Section 1.2	Other Terms	2
Section 1.3	Computation of Time Periods	2
Section 1.4	Interpretation	2

ARTICLE II

SALE, TRANSFER AND ASSIGNMENT

Section 2.1	Sale, Transfer and Assignment	4
Section 2.2	Payment of Purchase Price	7

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1	Conditions Precedent to Closing and Initial Purchase	7
Section 3.2	Conditions Precedent to all Purchases	7

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1	Seller’s Representations and Warranties	8
Section 4.2	Representations and Warranties of the Seller Relating to the Agreement and the Transferred Assets	14
Section 4.3	Representations and Warranties of the Buyer	15

ARTICLE V

COVENANTS

Section 5.1	Affirmative Covenants of the Seller	17
Section 5.2	Negative Covenants of the Seller	20
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ARTICLE VI

SUBSTITUTIONS AND PURCHASE OF LOANS

Section 6.1	Replacement, Removal and Purchase of Loans	21

ARTICLE VII

ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF THE TRANSFERRED ASSETS

Section 7.1	Rights of the Buyer	23
Section 7.2	Responsibilities of the Seller	24
Section 7.3	Rights With Respect to Loan Files	24
Section 7.4	Notice to Administrative Agent	24

ARTICLE VIII

TERM AND TERMINATION

Section 8.1	[Reserved].	24
Section 8.2	[Reserved].	24
Section 8.3	Survival of Certain Provisions	24
Section 8.4	Termination	24

ARTICLE IX

INDEMNIFICATION

Section 9.1	Indemnification by the Seller	24
Section 9.2	Assignment of Indemnities	26

ARTICLE X

MISCELLANEOUS

Section 10.1	Amendments and Waivers	26
Section 10.2	Notices, Etc	26
Section 10.3	Limitation of Liability	26
Section 10.4	Binding Effect; Benefit of Agreement	26
Section 10.5	GOVERNING LAW; JURY WAIVER	27
Section 10.6	Consent to Jurisdiction; Waivers	27
Section 10.7	Costs, Expenses and Taxes	27
Section 10.8	No Proceedings	28
Section 10.9	Recourse Against Certain Parties	28
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SCHEDULES

SCHEDULE I	Loan List
SCHEDULE II	Collection Accounts
SCHEDULE III	Specified Effective Date Loans
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THIS SALE AND CONTRIBUTION AGREEMENT (such agreement as amended, modified, supplemented or restated from time to time, the “Agreement”) is dated as of February 5, 2021, by and between FIRST EAGLE CREDIT OPPORTUNITIES FUND, a Delaware statutory trust, as the seller (in such capacity, the “Seller”), and FIRST EAGLE CREDIT OPPORTUNITIES FUND SPV, LLC, a Delaware limited liability company, as the buyer (in such capacity, the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer certain loans originated, purchased or underwritten by the Seller in its normal course of business, together with, among other things, the related rights of payment thereunder and the interest of the Seller in the Underlying Assets and other interests securing the payments to be made under such loans.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

GENERAL

Section 1.1 Defined Terms. Capitalized terms used but not defined herein have the meanings provided in the Loan and Security Agreement (as defined below). As used herein, the following terms have the meanings provided below.

“Agented Loan”: Any Loan which is agented by a Person (other than the Buyer) on behalf of each lender that is at any time party to the related Underlying Instruments.

“Agreement”: Defined in the Preamble.

“Buyer”: Defined in the Preamble.

“Closing Date Participation Agreement”: That certain Master Participation Agreement, dated as of the effective date, by and between the Fund, as transferor, and the Buyer, as transferee.

“Early Termination”: Defined in Section 8.1.

“Loan and Security Agreement”: The Loan, Security and Collateral Management Agreement, dated as of February 5, 2021 among Buyer, as the borrower, First Eagle Alternative Credit, LLC, as the collateral manager, each of the lenders from time to time party thereto, Ally Bank, as the administrative agent and arranger, and U.S. Bank National Association as the collateral custodian and document custodian, as amended, restated, supplemented or otherwise modified from time to time.

“Loan List”: The list of Loans provided by the Seller to the Buyer on each Purchase Date and incorporated as Schedule I to this Agreement by reference.

“Material Adverse Effect”: (a) With respect to the Seller, a material adverse effect on (i) the business, assets, financial condition, operations, performance or properties of the Seller, (ii) the validity, enforceability or collectability of this Agreement or any other Transaction Document against the Seller, (iii) the rights and remedies of the Buyer or the Administrative Agent with respect to matters arising under this Agreement or any other Transaction Document against the Seller, (iv) the ability of the Seller to perform its obligations under this Agreement or any other Transaction Document to which it is a party, or (v) the status, existence, perfection, priority or enforceability of the Buyer’s or the Administrative Agent’s interest in the Transferred Assets and (b) with respect to the Buyer, a material adverse effect on (i) the business, assets, financial condition, operations, performance or properties of the Buyer, (ii) the validity, enforceability or collectability of this Agreement or any other Transaction Document against the Buyer, (iii) the rights and remedies of the Seller or the Administrative Agent with respect to matters arising under this Agreement and (iv) the ability of the Buyer to perform its obligations under this Agreement.

“Purchase”: A purchase, receipt or other acquisition by the Buyer of Transferred Assets from the Seller pursuant to Section 2.1.

“Purchase Date”: Any day on which any Loan and other Transferred Assets are acquired by the Buyer pursuant to the terms of this Agreement, including any day on which any Loan is acquired by the Buyer in a transaction in which the Buyer is the designee of the Seller under the instruments of conveyance relating to such Loan.

“Purchase Price”: Defined in Section 2.2.

“Seller”: Defined in the Preamble.

“Transfer Documents”: All transfer and assignment documents executed pursuant to this Agreement.

“Transferred Assets”: Defined in Section 2.1(a).

Section 1.2 Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4 Interpretation. In this Agreement, unless a contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) reference to any gender includes each other gender;

(iv) reference to day or days without further qualification means calendar days;

(v) reference to any time means New York, New York time;

(vi) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(vii) reference to any delivery or transfer to the Collateral Custodian or Document Custodian with respect to the Collateral in this Agreement means delivery or transfer to the Collateral Custodian or the Document Custodian for the benefit of the Administrative Agent on behalf of the Secured Parties;

(viii) reference to “including” means “including, without limitation”;

(ix) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(x) multiple Loans of the same type to a single Obligor shall be treated as a single Loan;

(xi) references herein to the knowledge or actual knowledge of a Person shall mean, except as explicitly provided herein, the actual knowledge following reasonable inquiry under the circumstances of a Responsible Officer of such Person;

(xii) for purposes of this Agreement, an Event of Default shall be deemed to be continuing until it is waived in accordance with Section 9.1 of the Loan and Security Agreement; and

(xiii) any use of “material” or “materially” or words of similar meaning in this Agreement with respect to any party hereto shall mean material, as determined by the Administrative Agent in its reasonable discretion.

ARTICLE II

SALE, TRANSFER AND ASSIGNMENT

Section 2.1 Sale, Transfer and Assignment. (a) On the terms and subject to the conditions set forth in this Agreement (including the conditions to Purchase set forth in Article III), on each Purchase Date, the Seller hereby sells, transfers, assigns, sets over and otherwise conveys to the Buyer, and the Buyer hereby purchases and takes from the Seller, all right, title and interest (whether now existing, owned or hereafter acquired or arising and wherever located) of the Seller, in the property identified in clauses (i) through (iii) below and other property consisting of, arising out of, or related to any of the following (but excluding any such property constituting Excluded Amounts that are for the account of the Seller) (collectively, the “Transferred Assets”):

(i) the Loans (which, for the avoidance of doubt, may exclude revolving loans or unfunded delayed draw amounts held by the Seller pursuant to the applicable Underlying Instruments related to such Loans) identified by the Seller as of the initial Purchase Date which are listed on the Loan List attached hereto, and the Loans identified by the Seller as of any additional Purchase Date which are listed on an updated Loan List delivered on such Purchase Date, together with all monies due or to become due in payment of such Loans on and after the applicable Purchase Date, including all Collections;

(ii) all Underlying Instruments (other than any equity interests or warrants in the applicable Obligor) with respect to the Loans referred to in clause (i) above;

(iii) with respect to the Loans selected by the Buyer (or by the Collateral Manager on its behalf) and agreed to by the Seller as of the Effective Date, which Loans are listed on Schedule III hereto as of the Effective Date, all rights, title and interest of the Seller under the Closing Date Participation Agreement including, without limitation, any rights the Seller has thereunder to enter into such agreement; provided that such Loans satisfy the eligibility requirements set forth in the definition of “Eligible Loan” under the Loan and Security Agreement; and

(iv) from and after the applicable Purchase Date, all income and Proceeds of the foregoing.

Without limiting the foregoing, the term “Transferred Assets” shall include only the rights and obligations of the Seller in its capacity as lender of record and only with respect to the Loans described on the Loan List (and shall exclude any rights or obligations of the Seller (i) as administrative agent, collateral agent or paying agent for any Agented Loan, (ii) as lender under any loan not included in the Loan List and (iii) as equity holder of any Obligor).

(b) The Seller, in connection with each delivery of an updated Loan List hereunder relating to any Transferred Assets to be purchased on any Purchase Date, shall be deemed to have certified, and hereby does certify, with respect to such Transferred Assets to be purchased by the Buyer on such day, that its representations and warranties contained in Article IV are true and correct in all material respects on and as of such day (except for such representations and warranties (x) made as of a specific date, which representations and warranties shall be true and correct in all material respects on an as of such specific date, or (y) as are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations and warranties shall be true and correct in all respects), with the same effect as though made on and as of such day and that no Default or Event of Default has occurred and is continuing. The Seller and the Buyer acknowledge that the representations and warranties of the Seller in Article IV will run to and be for the benefit of the Administrative Agent on behalf of the Secured Parties, and the Administrative Agent on behalf of the Secured Parties may enforce, directly without joinder of the Buyer, the repurchase obligations of the Seller with respect to breaches of certain of the representations and warranties set forth herein.

(c) Except as specifically provided in this Agreement, the sale and purchase of Transferred Assets under this Agreement shall be without recourse to the Seller; it being understood that the Seller shall be liable to the Buyer for all representations, warranties, covenants and indemnities made by the Seller pursuant to the terms of this Agreement, which in each case shall be subject to Sections 2.2 and 10.9 of this Agreement and which shall be limited to the Purchase Price with respect to the applicable Transferred Asset.

(d) Except for future funding obligations under any Transferred Assets, the Buyer, the Administrative Agent, each Lender and the other Secured Parties shall not have any obligation or liability to any Obligor (including any obligation to perform any of the obligations of the Seller (including any obligation with respect to any other related agreements)). Except as set forth in the immediately preceding sentence, no such obligation or liability is intended to be assumed by the Buyer, the Administrative Agent, the Lenders or the Secured Parties, and any such assumption is expressly disclaimed.

(e) In connection with each Purchase of Transferred Assets hereunder, the Seller shall deliver to the Buyer or its designee in the case of a Noteless Loan, a copy of each transfer document or instrument relating to such Noteless Loan evidencing the assignment of such Noteless Loan to the Buyer. Within seven (7) Business Days following any Purchase Date with respect to any Transferred Assets, the Seller shall have delivered to the Buyer or its designee all Required Loan Documents with respect to such Transferred Assets.

(f) In connection with the transfers contemplated by this Agreement, the Seller hereby grants to each of the Buyer, the Administrative Agent and the Collateral Manager an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by the Seller to account for the Transferred Assets, to the extent necessary to allow the Buyer, the Administrative Agent or the Collateral Manager to administer the Transferred Assets, whether such software is owned by the Seller or is owned by others and used by the Seller under license agreements with respect thereto; provided that should the consent of any licensor of such software be required for the grant of the license described herein, to be effective, the Seller hereby agrees that upon the request of the Buyer or the Administrative Agent, the Seller will use commercially reasonable efforts to obtain the consent of such third-party licensor either before the Effective Date or as soon as possible thereafter. The license granted hereby shall be irrevocable until the Termination Date and shall terminate on the date this Agreement terminates in accordance with its terms. The Seller shall take such action requested by the Buyer or the Administrative Agent, from time to time hereafter, that may be necessary or appropriate to ensure that the Buyer has an enforceable ownership interest and that Administrative Agent (and its assigns), for the benefit of the Secured Parties, under the Loan and Security Agreement have an enforceable security interest in the Transferred Assets purchased by the Buyer as contemplated by this Agreement.

(g) In connection with the Purchase by the Buyer of the Transferred Assets as contemplated by this Agreement, the Seller shall, at its own expense, indicate clearly and unambiguously in its computer files and its financial statements, on or prior to each Purchase Date, that such Transferred Assets have been purchased by the Buyer in accordance with this Agreement.

(h) The Seller agrees to deliver to the Buyer on or before each Purchase Date a computer file containing a true, complete and correct Loan List of all Loans to be sold or otherwise conveyed hereunder on such Purchase Date (which shall contain the related Outstanding Balance, Loan number and Obligor name for each Loan) as of the related Purchase Date. Such file or list shall be delivered to the Buyer as confidential and proprietary, and is automatically incorporated into and made a part of this Agreement.

(i) It is the intention of the parties hereto that the conveyance of all right, title and interest of the Seller in and to any Transferred Assets to the Buyer as provided in this Section 2.1 shall constitute an absolute transfer conveying good title, free and clear of any Lien (other than Permitted Liens) and that the Transferred Assets shall not be part of the Seller’s bankruptcy estate in the event of an Insolvency Event with respect to the Seller. Furthermore, it is not intended that such conveyance be deemed a pledge of the Loans and the other Transferred Assets to the Buyer to secure a debt or other obligation of the Seller. If, however, notwithstanding the intention of the parties, the conveyance provided for in this Section 2.1 is determined to be a transfer for security, then this Agreement shall constitute a “security agreement” within the meaning of Article 9 of the UCC and the Seller shall be deemed to have granted (and hereby grants) to the Buyer a duly perfected, first priority (subject to Permitted Liens) “security interest” within the meaning of Article 9 of the UCC in all right, title and interest in and to the Transferred Assets, now existing and hereafter created, to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the aggregate Purchase Price of the Transferred Assets together with all of the other obligations of the Seller hereunder. The Buyer shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other Applicable Law, which rights and remedies shall be cumulative.

(j) It is the intention of the Seller and the Buyer that this Agreement and the Loan List shall supplement each Transfer Document, if any, required to be executed under any Underlying Instrument relating to any Transferred Asset, and that whenever possible, each provision of this Agreement and the Loan List shall be interpreted in such manner as to be effective and valid under each applicable Underlying Instruments and without replacing or superseding any such Transfer Document. However, to the extent that there is a conflict or inconsistency between any provision of this Agreement or the Loan List, on the one hand, and any provision of any Transfer Document, on the other hand, such Transfer Document shall control and prevail solely to the extent any such conflict or inconsistency would invalidate the sale, transfer and assignment contemplated thereby, without invalidating the remainder of such provision of this Agreement or the Loan List or the remaining provisions of this Agreement or the Loan List. The Seller and the Buyer acknowledge and agree that, solely for administrative convenience, this Agreement, the Loan List, and any Transfer Document required to be executed and delivered in connection with the transfer of a Transferred Asset in accordance with the terms of the related Underlying Instruments may reflect that (a) the Seller (or any Affiliate or third party from whom the Seller or the applicable Affiliate may purchase such Transferred Asset) is assigning such Transferred Asset directly to the Buyer or any Affiliate or other designee of the Buyer acquiring such Transferred Asset substantially contemporaneously therewith or (b) the Buyer, or any Affiliate or other designee of the Buyer acquiring such Transferred Asset from the Seller, is acquiring such Transferred Asset at the closing of such Transferred Asset in which case no Transfer Document shall be necessary.

Section 2.2 Payment of Purchase Price. The purchase price for each Transferred Asset sold by the Seller to the Buyer under this Agreement on any Purchase Date shall be a dollar amount equal to the fair market value (as agreed among the Buyer and the Seller at the time of such sale) thereof (the “Purchase Price”) and shall be paid in a combination of (i) immediately available funds and (ii) if the Buyer does not have sufficient funds to pay the full amount of the Purchase Price, by means of a capital contribution by the Seller to the Buyer.

(a) Notwithstanding any provision herein to the contrary, the Seller may on any Purchase Date elect to designate all or a portion of the Transferred Assets proposed to be transferred to the Buyer on such date as a capital contribution to the Buyer. In such event, the cash portion of the Purchase Price payable with respect to such transfer shall be reduced by that portion of the Purchase Price of the Transferred Assets that was so contributed; provided that any Transferred Assets contributed to the Buyer as capital shall constitute Transferred Assets for all purposes of this Agreement and shall be subject to all representations, warranties, covenants and indemnities hereunder relating to the Transferred Assets.

(b) Upon the payment of the Purchase Price for any Purchase, title to the Transferred Assets included in such Purchase shall vest in the Buyer, whether or not the conditions precedent to such Purchase and the other covenants and agreements contained herein were in fact satisfied; provided that the Buyer shall not be deemed to have waived any claim it may have under this Agreement for the failure by the Seller in fact to satisfy any such condition precedent, covenant or agreement.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Closing and Initial Purchase. The closing and initial Purchase hereunder are subject to the conditions precedent that each of the conditions precedent to the execution, delivery and effectiveness of each other Transaction Document (other than a condition precedent in any such other Transaction Document relating to the effectiveness of this Agreement) shall have been fulfilled.

Section 3.2 Conditions Precedent to all Purchases. The obligations of the Buyer to Purchase the Transferred Assets from the Seller on any Purchase Date (including the initial Purchase Date) shall be subject to the satisfaction of the following conditions precedent:

(a) all representations and warranties of the Seller contained in Sections 4.1 and 4.2 shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations and warranties shall be made true and correct in all respects) on and as of such Purchase Date as though made on and as of such Purchase Date and shall be deemed to have been made on and as of such Purchase Date (other than any representation and warranty that is expressly made as of another specific date which were true and correct in all material respects as of such other specific date);

(b) the Seller shall have delivered to the Buyer a Loan List that is true, accurate and complete in all respects as of the related Purchase Date;

(c) no event has occurred and is continuing or would result from such Purchase or from the application of proceeds thereof, that constitutes a Default (other than any existing Borrowing Base Deficiency that is reduced to the extent permitted under Section 2.14 of the Loan and Security Agreement) or Event of Default;

(d) no Applicable Law shall prohibit or enjoin, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of any such Purchase by the Buyer in accordance with the provisions hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Seller’s Representations and Warranties. As of the Effective Date and each Purchase Date, the Seller represents and warrants to the Buyer for the benefit of the Buyer and each of its successors and assigns that:

(a) Organization and Good Standing. The Seller has been duly organized, and is validly existing as a statutory trust in good standing under the laws of the State of Delaware with all requisite statutory trust power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority and legal right to acquire, own, sell, underwrite, refer, designate and grant interests in the Transferred Assets.

(b) Due Qualification. The Seller is (i) duly qualified to do business and is in good standing as a statutory trust in its jurisdiction of organization and (ii) has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified, licensed or approved would not have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Seller (i) has all necessary statutory trust power, authority and legal right to (a) execute and deliver each Transaction Document to which it is a party, (b) carry out the terms of each Transaction

Document to which it is a party, and (c) acquire, own, sell, underwrite, refer, designate and grant interests in the Transferred Assets on the terms and conditions provided herein, and (ii) has duly authorized by all necessary statutory trust action, the execution, delivery and performance of each Transaction Document to which it is a party and the acquisition, sale, underwriting, referral, designation and grant of an interest in the Transferred Assets on the terms and conditions herein provided. This Agreement and each other Transaction Document to which it is a party have been duly executed and delivered by the Seller.

(d) Binding Obligation. Each Transaction Document to which the Seller is a party constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity.

(e) No Violation. The execution and delivery of the Transaction Documents to which the Seller is a party, the consummation of the transactions contemplated by each Transaction Document to which the Seller is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Seller’s Governing Documents or any Contractual Obligation of the Seller, (ii) result in the creation or imposition of any Lien (other than the security interest granted to the Buyer pursuant to this Agreement, the Pledge Agreement and any other Transaction Document) upon any of the Transferred Assets or any of the Seller’s properties pursuant to the terms of any such Contractual Obligation, or (iii) violate any Applicable Law.

(f) Agreements. The Seller is not a party to any agreement or instrument or subject to any statutory trust restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. The Seller is not in default in any manner under any provision of any agreement or instrument evidencing Indebtedness of the Seller, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such defaults could reasonably be expected to result in a Material Adverse Effect.

(g) No Proceedings. (i) As of the Effective Date, there is no litigation, proceeding or investigation pending or, to the knowledge of the Seller, threatened against the Seller before any Governmental Authority, and, (ii) as of any date thereafter, there is no litigation, proceeding or investigation pending or, to the knowledge of the Seller, threatened against the Seller before any Governmental Authority (x) asserting the invalidity of this Agreement or any other Transaction Document to which the Seller is a party, (y) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Seller is a party or (z) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(h) All Consents Required. All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Seller of this Agreement and any other Transaction Document to which the Seller is a party have been obtained, except where the failure to obtain such approval, consents, orders, licenses, filings or other actions would not have a Material Adverse Effect.

(i) [Reserved].

(j) Solvency. The Seller is able to pay its debts as they fall due in the ordinary course of business and is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under the Transaction Documents to which the Seller is a party do not and will not render the Seller not Solvent.

(k) Taxes. The Seller has filed or caused to be filed all material tax returns that are required to be filed by it under applicable law and has timely paid all material Taxes due, except taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with GAAP.

(l) Exchange Act Compliance; Regulations U and X. None of the transactions contemplated herein or in the other Transaction Documents (including the use of the proceeds from the sale of the Transferred Assets) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulation U and Regulation X. No proceeds from the sale of the Transferred Assets will be used to carry or purchase, any Margin Stock or to extend “purpose credit” within the meaning of Regulation U.

(m) Security Interest.

(i) this Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Transferred Assets in favor of the Buyer and the Administrative Agent, as assignee, for the benefit of the Secured Parties, which security interest is validly perfected under Article 9 of the UCC (to the extent it may be perfected under such Article) and is prior to all other Liens (other than Permitted Liens), and is enforceable as such against creditors of and purchasers from the Seller;

(ii) the Transferred Assets constitute, as applicable, “instruments”, “general intangibles”, “certificated securities”, “uncertificated securities”, “deposit accounts”, “investment property,” “proceeds” (each as defined in the applicable UCC) and/or such other category of collateral under the applicable UCC as to which the Seller has complied with its obligations under this Section 4.1(m);

(iii) the Seller owns and has good and marketable title to the Transferred Assets purchased by the Buyer hereunder on such Purchase Date, and is transferring such Transferred Assets to the Buyer free and clear of any Lien of any Person (other than Permitted Liens);

(iv) the Seller has received all consents and approvals required by the terms of any Loan, if any, to the sale and granting of a security interest in the Loans hereunder to the Buyer and the Administrative Agent as assignee, on behalf of the Secured Parties;

(v) the Seller has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Transferred Assets granted hereunder to the Buyer and the Administrative Agent, as assignee, on behalf of the Secured Parties;

(vi) other than Liens described in clause (e) and (f) of “Permitted Liens” and the security interest granted to the Buyer pursuant to this Agreement and the Administrative Agent, as assignee, on behalf of the Secured Parties, pursuant to the Loan and Security Agreement and other than security interests that are released in connection with the transfer of Transferred Assets to the Buyer, the Seller has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Transferred Assets. The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a collateral description covering the Transferred Assets other than any financing statement (A) relating to the security interest granted to the Buyer under this Agreement and the Administrative Agent, as assignee, on behalf of the Secured Parties under the Loan and Security Agreement, (B) relating to the security interest, if any, granted to the Buyer under the Closing Date Participation Agreement, (C) that has been terminated and/or fully and validly assigned to the Buyer on or prior to the date hereof or the applicable Purchase Date or (D) relating to Permitted Liens. There are no judgments or tax lien filings against the Seller with respect to, or that would attach to, any Transferred Assets;

(vii) other than in the case of Noteless Loans, all original executed copies of each underlying promissory note (if any) that constitutes or evidences each Loan included in the Transferred Assets that is evidenced by a promissory note has been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;

(viii) none of the underlying promissory notes (if any) that constitute or evidence the Loans included in the Transferred Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Buyer (and by the Buyer to the Administrative Agent, on behalf of the Secured Parties);

(ix) with respect to each Transferred Asset that constitutes a “certificated security,” if any, such certificated security has been delivered to the Collateral Custodian on behalf of the Administrative Agent, and, if in registered form, has been specially Indorsed to the Collateral Custodian, or in blank by an effective Indorsement or has been registered in the name of the Administrative Agent upon original issue or registration of transfer by the Seller of such certificated security; and

(x) with respect to Transferred Assets that constitute an Uncertificated Security, the Seller has caused the Administrative Agent to gain “control” of such Collateral pursuant to Section 8-106(c) of the applicable UCC and such control remains effective.

(n) Reports Accurate. All Required Reports, information, exhibits, financial statements, documents, books, records or reports furnished by the Seller to the Buyer, the Administrative Agent, the Collateral Custodian, or any Lender in connection with the Transferred Assets and any Transaction Documents to which the Seller is a party are true, complete and correct in all material respects (or, (A) in the case of general economic data, industry information or information, or if not prepared by or under the direction of the Seller (or the Collateral Manager on its behalf) (including information provided to the Seller from an Obligor (or derived therefrom)), true and correct in all material respects to the knowledge of the Seller after reasonable inquiry or (B) in the case of any projections and forward-looking information, such has been prepared in good faith and is reasonable in light of information available to the Seller at the relevant time after reasonable inquiry).

(o) Location of Offices. The Seller’s location (within the meaning of Article 9 of the UCC) is, and at all times has been, the State of Delaware. The office where the Seller keeps all the records is at the address of the Seller referred to in Section 10.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.2(e) shall have been satisfied). The Seller has not changed its name (whether by amendment of its certificate of limited liability company or otherwise) or its jurisdiction of organization and has not changed its location within the four (4) months preceding the Effective Date. The Seller’s principal place of business is 1345 Avenue of the Americas, New York, NY 10105.

(p) Tradenames. The Seller has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(q) Sale Agreement. This Agreement and the Closing Date Participation Agreement (and any related assignment agreements executed pursuant to the Underlying Instruments) are the only agreements pursuant to which the Seller sells or otherwise transfers the Transferred Assets to the Buyer.

(r) Value Given. The Buyer has given reasonably equivalent value to the Seller in consideration for the transfer to the Buyer of the Transferred Assets as contemplated by this Agreement (including for such purpose the portion of the Purchase Price that is treated as a capital contribution from the Seller to the Buyer), no such Purchase has been made for or on account of an antecedent debt owed by the Seller to the Buyer, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code. The transfer of such Transferred Assets by the Seller to the Buyer is on fair and reasonable terms that are no less favorable than would be obtained in a comparable arm’s-length transaction.

(s) Accounting. The Seller accounts for the transfers to the Buyer from the Seller of interests in Transferred Assets as sales of such Transferred Assets on its books, records and financial statements, in each case consistent with GAAP (except as required by GAAP consolidation rules) and with the requirements set forth herein; provided that for U.S. federal income tax purposes, the Buyer is treated as a “disregarded entity” and, therefore, the transfer of Transferred Assets by the Seller to the Buyer hereunder will not be recognized for U.S. federal income tax purposes; provided further, that nothing shall prevent Seller from showing the Transferred Assets as consolidated assets of the Seller and its consolidated subsidiaries on Seller’s consolidated financial statements.

(t) Special Purpose Entity. The Buyer is an entity with assets and liabilities separate and distinct from those of the Seller and any Affiliates thereof, and the Seller hereby acknowledges that the Administrative Agent, the Lenders and the other Secured Parties are entering into the transactions contemplated by the Loan and Security Agreement and the other Transaction Documents in reliance upon the Buyer’s identity as a legal entity that is separate and distinct from the Seller and from each other Affiliate of the Seller. Therefore, from and after the date of execution and delivery of this Agreement, the Seller shall take all reasonable steps, including all steps that the Buyer or the Administrative Agent may from time to time reasonably request, to maintain the Buyer’s identity as a legal entity that is separate and distinct from the Seller and from each other Affiliate of the Seller, and to make it manifest to third parties that the Buyer is an entity with assets and liabilities distinct from those of the Seller and each other Affiliate thereof and not just a division of the Seller or any such other Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Seller shall take all reasonable steps to ensure that the Buyer has not and will not take, refrain from taking, or fail to take (as applicable) any action described in Section 4.1(t) of the Loan and Security Agreement.

(u) Confirmation from the Seller. Each of the Buyer and the Seller is aware that the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Transferred Assets or any other assets of the Buyer available to satisfy claims of the creditors of the Seller would not result in making such assets available to satisfy such creditors under the Bankruptcy Code. The Seller will not cause the Buyer to file a voluntary petition under the Bankruptcy Code or Insolvency Laws.

(v) [Reserved].

(w) ERISA. The Seller does not and, except as would not reasonably be expected to have a Material Adverse Effect, any of its ERISA Affiliates does not, sponsor, maintain, contribute to, or have any liability with respect to, any Pension Plan. Neither the Seller’s assets nor the Transferred Assets constitute Plan Assets.

(x) Compliance with Law. The Seller has complied in all respects with all Applicable Laws to which it may be subject, and no item of the Transferred Assets contravenes any Applicable Law, in each case, except for instances of non-compliance or contravention that could not reasonably be expected to have a Material Adverse Effect.

(y) No Material Adverse Effect. Except as previously disclosed to the Buyer and the Administrative Agent, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect on the Seller since the last Reporting Date.

(z) [Reserved].

(aa) Set-Off, etc. As of the related Purchase Date for a Transferred Asset, such Transferred Asset has not been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Seller or to the knowledge of the Seller, by the Obligor thereof, and such Transferred Asset is not subject to compromise, adjustment, extension, satisfaction, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning such Transferred Assets or otherwise, by the Seller or, to the knowledge of the Seller, by the Obligor with respect thereto, except for amendments, extensions and modifications, if any, to such Transferred Asset otherwise permitted under the Transaction Documents.

(bb) Full Payment. As of the Purchase Date thereof, the Seller has no knowledge of any fact which should lead it to expect that any Transferred Assets will not be repaid by the relevant Obligor in full.

(cc) [Reserved].

(dd) Ownership of the Buyer. The Seller owns, directly or indirectly, 100% of the membership interests of the Buyer free and clear of any Lien (other than Permitted Liens and any other Liens approved in writing by the Administrative Agent in its sole discretion). Such membership interests are validly issued, and there are no options, warrants or other rights to acquire membership interests of the Buyer.

(ee) Sanctions; Anti-Money Laundering Laws; and Anti-Corruption Laws. Neither the Seller nor any Affiliate of the Seller is a Sanctioned Person or otherwise identified on any list maintained by the Office of Foreign Asset Control of the U.S. Department of the Treasury or such other list or such similar lists relating to Sanctions. The Seller maintains or is otherwise subject to policies and procedures reasonably designed to ensure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws.

It is understood and agreed that the representations and warranties provided in this Section 4.1 shall survive (x) the sale and assignment or contribution of the Transferred Assets by the Seller to the Buyer and (y) any subsequent transfer of the Transferred Assets by the Buyer or its assignee (including its grant of a first priority perfected security interest in, to and under the Transferred Assets pursuant to the Loan and Security Agreement) and such representations and warranties, may not be waived by any party hereto without the consent of the Administrative Agent.

Section 4.2 Representations and Warranties of the Seller Relating to the Agreement and the Transferred Assets. The Seller hereby represents and warrants to the Buyer, as of the Effective Date and as of each Purchase Date that:

(a) Binding Obligation, Valid Transfer and Security Interest. This Agreement constitutes a valid transfer to the Buyer of all right, title and interest of the Seller in, to and under all of the Transferred Assets, free and clear of any Lien of any Person claiming through or under the Seller or its Affiliates, except for Permitted Liens. If the conveyances contemplated by this Agreement are determined to be a transfer for security, then this Agreement constitutes a grant of a security interest in all of the Transferred Assets to the Buyer which upon the delivery of the Required Loan Documents to the Document Custodian, the crediting of Loans to the Accounts and the filing of the financing statements described in Section 4.1(m) and, in the case of additional Loans on the applicable Purchase Date, shall be a valid and enforceable first priority perfected security interest in all Transferred Assets, subject only to the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to the Loan and Security Agreement and other Permitted Liens. Neither the Seller nor any Person claiming through or under Seller shall have any claim to or interest in any Collection Account (other than, if this Agreement constitutes the grant of a security interest in such property, the interest of the Seller in such property as a debtor for purposes of the UCC).

(b) Eligibility of Transferred Assets. As of each Purchase Date, (i) Schedule I is an accurate and complete listing of all the Loans and other Transferred Assets hereunder as of such Purchase Date and the information contained therein with respect to the identity of such Loans and other Transferred Assets and the amounts owing thereunder is true, correct and complete as of the related Purchase Date, (ii) each such Loan included in the Borrowing Base is an Eligible Loan as of its Purchase Date, and (iii) the representations and warranties set forth in Section 4.2(a) are true and correct with respect to each Transferred Asset.

(c) No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Seller or the Affiliates thereof or, to the Seller’s knowledge, on the part of the related Obligor.

It is understood and agreed that the representations and warranties provided in this Section 4.2 shall survive (x) the sale and assignment or contribution of the Transferred Assets by the Seller to the Buyer and (y) any subsequent transfer of the Transferred Assets by the Buyer or its assignee (including the Buyer’s grant of a perfected security interest in, to and under the Transferred Assets pursuant to the Loan and Security Agreement) and such representations and warranties, may not be waived by any party hereto without the consent of the Administrative Agent.

Section 4.3 Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Seller, as of the Effective Date and as of each Purchase Date, that:

(a) Organization and Good Standing. The Buyer has been duly organized, and is validly existing as a limited liability company in good standing under the laws of the State of Delaware with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority and legal right to acquire and own the Transferred Assets.

(b) Due Qualification. The Buyer is (i) duly qualified to do business and is in good standing as a limited liability company in its jurisdiction of formation, and (ii) has obtained all necessary qualifications, licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified, licensed or approved would not have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Buyer (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of this Agreement and the other Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the purchase of the Transferred Assets on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Buyer is a party have been duly executed and delivered by the Buyer.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Buyer is a party constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its respective terms, except as such enforceability may be limited by (i) Insolvency Laws, (ii) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (iii) implied covenants of good faith and fair dealing.

(e) No Violation. The execution and delivery of the Transaction Documents to which it is a party, the consummation of the transactions contemplated by the Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Buyer’s Governing Documents or any Contractual Obligation of the Buyer (which, in the case of any Contractual Obligation, could reasonably be expected to have a Material Adverse Effect), (ii) result in the creation or imposition of any Lien (other than the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to the Loan and Security Agreement, and Liens described in clause (f) of the definition of “Permitted Liens”) upon any of the Buyer’s properties pursuant to the terms of any such Contractual Obligation, or (iii) violate any Applicable Law.

(f) No Proceedings. (i) As of the Effective Date, there is no litigation, proceeding or investigation pending or, to the knowledge of the Buyer, threatened against the Buyer, before any Governmental Authority, and, (ii) there is no litigation, proceeding or investigation pending or, to the knowledge of the Buyer, threatened against the Buyer, before any Governmental Authority (x) asserting the invalidity of this Agreement or any other Transaction Document to which the Buyer is a party, (y) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Buyer is a party or (z) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Buyer of this Agreement and any other Transaction Document to which the Buyer is a party have been obtained, except where the failure to obtain such approval, authorization, consent, order, license, filing or other action could not reasonably be expected to have a Material Adverse Effect.

(h) Value Given. The Buyer has given reasonably equivalent value to the Seller as consideration for the transfer to the Buyer of such Transferred Assets as contemplated by this Agreement (including for such purpose the portion of the Purchase Price that is treated as a capital contribution from the Seller to the Buyer), no such transfer has been made for or on account of an antecedent debt owed by the Seller or any such other Person to the Buyer, and no such transfer is or may be voidable or subject to avoidance as to the Buyer under any section of the Bankruptcy Code. The transfer of such Transferred Assets by the Seller to the Buyer is on fair and reasonable terms that are no less favorable than would be obtained in a comparable arm’s-length transaction.

ARTICLE V

COVENANTS

Section 5.1 Affirmative Covenants of the Seller. From the date hereof until the Termination Date:

(a) Compliance with Laws. The Seller will comply in all material respects with all Applicable Laws, including those with respect to the Transferred Assets or any part thereof, except for instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect.

(b) Preservation of Corporate Existence. The Seller will preserve and maintain its partnership existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Performance and Compliance with Transferred Assets. The Seller will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Transfer Documents, the Transaction Documents and all other agreements related to the Transferred Assets, in each case to which it is a party.

(d) [Reserved].

(e) Protection of Interest in Transferred Assets. All Transferred Assets acquired by the Buyer from the Seller will be acquired pursuant to and in accordance with the terms of this Agreement and the Transfer Documents and the Seller will, (i) at the Buyer’s expense take all action necessary to perfect, protect and more fully evidence the Buyer’s or its assignee’s ownership of or security interest in such Transferred Assets free and clear of any Lien other than Permitted Liens, including (A) filing and maintaining (at the Buyer’s expense) effective financing statements against the Seller, in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate; and (ii) take all additional action that the Buyer and the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the Buyer and the Administrative Agent, on behalf of the Secured Parties, in the Transferred Assets.

(f) Deposit of Collections. The Seller will instruct the administrative agent under each Transferred Asset or the applicable Obligors thereof if no administrative agent exists to make all payments relating to all Transferred Assets directly to the applicable Collection Account. In the event any payments relating to any Transferred Assets are remitted directly to the Seller or any Affiliate of the Seller, the Seller will remit such payments (or will cause all such payments to be remitted) directly to the applicable Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, the Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Buyer and the Secured Parties.

(g) [Reserved].

(h) [Reserved].

(i) Taxes. The Seller will file all material tax returns and pay any and all Taxes except Taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with GAAP.

(j) Adverse Claims. The Seller will not create, or participate in the creation of, or permit to exist, any Liens on any of the Accounts other than the Lien created by the Loan and Security Agreement and Permitted Liens described in clause (a), (d), (e) or (f) of the definition of “Permitted Liens.”

(k) Notices. The Seller will furnish to the Buyer and the Administrative Agent:

(i) Income Tax Liability. Within ten (10) Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the IRS or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of, or assess or propose the collection of Taxes required to have been withheld by, the Seller which equal or exceed $2,000,000 in the aggregate, telephonic or facsimile notice (confirmed in writing within five (5) Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii) Representations and Warranties. Forthwith upon receiving knowledge of the same, the Seller shall notify the Buyer and the Administrative Agent if any representation or warranty set forth in Sections 4.1 and 4.2 was incorrect in any material respect (except for such representations and warranties as are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations and warranties shall have been incorrect in any respect) at the time it was given or deemed to have been given and at the same time deliver to the Buyer and the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Seller shall notify the Buyer and the Administrative Agent in the manner set forth in the preceding sentence before any Purchase Date of any facts or circumstances within the knowledge of the Seller which would render any of the said representations and warranties untrue in any material respect (except for such representations and warranties as are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations and warranties would be rendered untrue in any respect) at the date when such representations and warranties were made or deemed to have been made; and

(iii) Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Seller, is likely to have a Material Adverse Effect.

(l) Other. The Seller will furnish to the Buyer and the Administrative Agent promptly, from time to time, such other information, documents, records or reports respecting the Transferred Assets or the condition or operations, financial or otherwise, of the Seller as the Buyer or the Administrative Agent may from time to time reasonably request in order to protect the interests of the Buyer, the Administrative Agent and the Secured Parties under or as contemplated by this Agreement and the other Transaction Documents to which it is a party.

(m) Separate Identity. The Seller acknowledges that the Administrative Agent, the Lenders and the other Secured Parties are entering into the transactions contemplated by the Loan and Security Agreement and the other Transaction Documents in reliance upon the Buyer’s identity as a legal entity that is separate and distinct from the Seller and each other Affiliate of the Seller. Accordingly, from and after the date of execution and delivery of this Agreement, the Seller will take all reasonable steps, including all steps that the Buyer or the Administrative Agent may from time to time reasonably request, to maintain the Buyer’s identity as a legal entity that is separate and distinct from the Seller and each other Affiliate of the Seller and to make it manifest to third parties that the Buyer is an entity with assets and liabilities distinct from those of the Seller and each other Affiliate thereof and not just a division of the Seller or any such other Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Seller agrees that:

(i) the Seller will take all other actions necessary on its part to ensure that the Buyer is at all times in compliance with Section 4.1(t) of the Loan and Security Agreement;

(ii) the Seller shall maintain corporate records and books of account separate from those of the Buyer;

(iii) the resolutions, agreements and other instruments underlying the transactions described in this Agreement shall be continuously maintained by the Seller as official records;

(iv) the Seller will not hold itself out as being liable for the debts of the Buyer;

(v) the Seller shall keep its assets and its liabilities wholly separate from those of the Buyer; and

(vi) the Seller will avoid the appearance, and promptly correct any known misperception of any of the Seller’s creditors, that the assets of the Buyer are available to pay the obligations and debts of the Seller.

(n) Cooperation with Requests for Information or Documents. The Seller will cooperate fully with all reasonable requests of the Buyer and the Administrative Agent regarding the provision of any information or documents, necessary or desirable, including the provision of such information or documents in electronic or machine-readable format, to allow the Buyer, the Buyer’s assignees and the Administrative Agent to carry out their responsibilities under the Transaction Documents.

(o) Payment Performance and Discharge of Obligations. The Seller will pay, perform and discharge all of its obligations and liabilities, including all taxes, assessments and governmental charges upon its income and properties, when due, the non-payment, performance or discharge of which would reasonably be expected to have a Material Adverse Effect, unless and only to the extent that such obligations, liabilities, taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings and that, to the extent required by

GAAP, proper and adequate book reserves relating thereto are established by the Seller and then only to the extent that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of a Lien against any of its properties.

Section 5.2 Negative Covenants of the Seller. From the date hereof until the Termination Date:

(a) Loans Not to be Evidenced by Instruments. The Seller will take no action (and will not cause or permit the Collateral Manager to take any action) to cause any Loan that is not, as of the related Purchase Date, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan or unless such Instrument is promptly delivered to the Collateral Custodian, together with an Indorsement in blank, as collateral security for such Loan.

(b) Security Interests. Except as otherwise permitted herein or in the Loan and Security Agreement and in respect of any Discretionary Sale, the Seller will not and will not cause or permit the Buyer to sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than the Permitted Liens described in clause (a), (d), (e), (f) or (g) of the definition of “Permitted Liens”) on any Transferred Assets or Accounts of the Buyer, whether now existing or hereafter acquired or any interest, therein. The Seller will promptly notify the Buyer, the Administrative Agent and the Collateral Custodian of the existence of any Lien other than as permitted in the immediately preceding sentence on any Transferred Assets or Accounts and the Seller shall defend the right, title and interest of the Buyer, and the Administrative Agent for the benefit of the Secured Parties, in, to and under the Transferred Assets or Accounts against all claims of third parties.

(c) Mergers, Acquisitions, Sales, etc. The Seller will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless (x) the Seller is the surviving entity or (y) otherwise, the following conditions are satisfied:

(i) the Seller has delivered to the Buyer and the Administrative Agent an Officer’s Certificate each stating that any consolidation, merger, conveyance or transfer comply with this Section 5.2(c) and that all conditions precedent herein provided for relating to such transaction have been complied with;

(ii) the Seller shall have delivered notice of such consolidation, merger, conveyance or transfer to the Buyer and the Administrative Agent;

(iii) after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(iv) the Seller shall have taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority (subject to Permitted Liens) perfected security interest of the Buyer in the Transferred Assets.

(d) Restricted Payments. The Seller shall not cause or permit the Buyer to make any Restricted Payment, except in accordance with the Loan and Security Agreement.

(e) Change of Name or Location of Loan Files. The Seller shall not change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps the records from the location referred to in Section 10.2, or change the jurisdiction of its formation, unless the Seller has given at least thirty (30) days’ prior written notice to the Buyer, the Collateral Custodian and the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Buyer and the Administrative Agent, for the benefit of the Secured Parties, in the Transferred Assets.

(f) Accounting of Purchases. The Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a sale or contribution of the Transferred Assets by the Seller to the Buyer; provided that for U.S. federal income tax purposes, the Buyer is treated as a “disregarded entity” and, therefore, the transfer of Transferred Assets by the Seller to the Buyer hereunder will not be recognized for U.S. federal income tax purposes; provided further, that nothing shall prevent Seller from showing the Transferred Assets as consolidated assets of the Seller and its consolidated subsidiaries on Seller’s consolidated financial statements.

(g) Changes in Payment Instructions to Obligors. The Seller will not (and will cause the Collateral Manager not to) terminate any Collection Account listed in Schedule II, or make any change in its instructions to the administrative agent under each Transferred Asset or the applicable Obligors thereof if no administrative agent exists, regarding payments to be made with respect to the Transferred Assets to any Collection Account, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld).

(h) Sanctions; Anti-Money Laundering Laws; and Anti-Corruption Laws. Neither the Seller nor any Affiliate of the Seller is a Sanctioned Person or otherwise identified on any list maintained by the Office of Foreign Asset Control of the U.S. Department of the Treasury or such other list or such similar lists relating to Sanctions. The Seller maintains or is otherwise subject to policies and procedures reasonably designed to ensure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws.

ARTICLE VI

SUBSTITUTIONS AND PURCHASE OF LOANS

Section 6.1 Replacement, Removal and Purchase of Loans.

(a) Replacement of Loans. The Seller and the Buyer may, subject to the conditions set forth in this Section 6.1 and subject to the other restrictions contained herein, replace any Loan then included in the Transferred Assets with one or more Eligible Loans (each, a “Substitute Loan”); provided that no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement:

(i) no Collateral Manager Termination Event or Event of Default has occurred and is continuing and, immediately after giving effect to such replacement, no Collateral Manager Termination Event, Default or Event of Default shall have occurred;

(ii) all conditions precedent set forth in Section 3.2 of the Loan and Security Agreement have been satisfied with respect to each Substitute Loan to be acquired by the Buyer;

(iii) immediately after giving effect to such replacement, the Borrowing Base Deficiency amount shall be equal to zero; provided that, notwithstanding anything to the contrary set forth in Section 3.2 of the Loan and Security Agreement, in the event a Borrowing Base Deficiency shall have existed immediately prior to giving effect to such replacement, the Buyer may effect a replacement so long as, immediately after giving effect to such replacement and any other sale, transfer, or other permitted action taken substantially contemporaneous therewith, the Borrowing Base Deficiency amount is maintained or reduced;

(iv) all representations and warranties of the Seller contained in Section 4.1 and Section 4.2 shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations and warranties shall be true and correct in all respects) on and as of such date as though made on and as of such date and shall be deemed to have been made on and as of such date (other than any representation and warranty that is expressly made as of another specific date which were true, correct, and complete in all material respects as of such other specific date); and

(v) the limitations of Section 2.14(f) of the Loan and Security Agreement shall have been met with respect to such replacement.

In addition, the Seller shall in connection with such replacement deliver within seven (7) Business Days to the Document Custodian the related Required Loan Documents.

(b) Removal or Replacement of Warranty Loans. If on any day a Loan is (or becomes) a Warranty Loan, no later than ten (10) Business Days following the earlier of knowledge by the Seller of such Loan becoming a Warranty Loan or receipt by the Seller from the Buyer of written notice thereof, the Seller shall either: (a) repurchase such Loan by making a deposit to the applicable Collection Account in immediately available funds or causing the Buyer to repay the Advances Outstanding under the Loan and Security Agreement in an amount equal to the sum of (i) the Adjusted Borrowing Value of such Loan immediately prior to such Loan becoming a Warranty Loan multiplied by the Advance Rate applicable to such Loan, and (ii) any expenses or fees required to be paid by on behalf of the Buyer in connection with any repurchase of such Loan; or (b) subject to the satisfaction of the conditions in Section 6.1(a), substitute for such Warranty Loan a Substitute Loan. In either of the foregoing instances, the Seller may (in its discretion) accept retransfer of each such Warranty Loan and any Underlying Assets. Upon the transfer of each Warranty Loan, the Buyer shall (if and when the Seller elects to accept the retransfer of such Warranty Loan or directs the Buyer to transfer such Loan to a third party) automatically and without further action be deemed to transfer, assign and set-over to or at the direction of the Seller, without recourse, representation or warranty, all the right, title and interest of the Buyer in, to and under such Warranty Loan and all future monies due or to become due with respect thereto, the Underlying Assets, all Proceeds of such Warranty Loan, all rights to security for any such Warranty Loan, and all Proceeds and products of the foregoing. The Buyer shall (if and when the Seller elects to accept the retransfer of such Warranty Loan or directs the Buyer to transfer such Loan to a third party), at the request and sole expense of the Seller, execute such documents and instruments of transfer, assignment and release as may be prepared by the Seller and take other such actions as shall reasonably be requested by the Seller to effect the transfer of such Warranty Loan pursuant to this Section 6.1(b). It is understood and agreed that, with respect to a Warranty Loan, repurchase of such Warranty Loan by the Seller (or a third party) or substitution by the Seller of a Substitute Loan for such Warranty Loan shall be the sole remedies available to the Buyer and its assignees hereunder (but shall not limit any claims under Section 9.1 in respect of any Indemnified Amounts). Except as specifically provided in this Agreement, the sale and purchase of Transferred Assets under this Agreement shall be without recourse to the Seller; it being understood that the Seller shall be liable to the Buyer for all representations, warranties, covenants and indemnities made by the Seller pursuant to the terms of this Agreement, all of which obligations are limited so as not to constitute recourse to the Seller for the credit risk of the Obligors under the Transferred Assets.

ARTICLE VII

ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF THE TRANSFERRED ASSETS

Section 7.1 Rights of the Buyer. (a) The Seller hereby authorizes the Buyer, the Collateral Manager and the Administrative Agent, on behalf of the Secured Parties, and/or their respective designees or assignees to each take any and all steps in the Seller’s name and on behalf of the Seller that the Buyer, the Collateral Manager and the Administrative Agent, on behalf of the Secured Parties, and/or their respective designees or assignees determine are reasonably necessary or appropriate to collect all amounts due under any and all Transferred Assets and to enforce or protect the Buyer’s and the Administrative Agent’s, on behalf of the Secured Parties, rights under this Agreement, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Transferred Assets.

(b) Except as set forth in the Loan and Security Agreement, the Buyer shall have no obligation to account for, replace, substitute or return any Transferred Assets to the Seller.

(c) The Buyer shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Transferred Assets and all of the Buyer’s right, title and interest in, to and under this Agreement, on whatever terms the Buyer shall determine, pursuant to the Loan and Security Agreement or otherwise.

(d) The Buyer shall have the sole right to retain any gains or profits created by buying, selling or holding the Transferred Assets and shall have the sole risk of and responsibility for losses or damages created by such buying, selling or holding.

Section 7.2 Responsibilities of the Seller. Notwithstanding anything to the contrary contained herein, the Seller agrees to deliver directly to the Collateral Custodian (for the Buyer’s account), within two (2) Business Days after receipt thereof, any Collections that it receives, in the form so received, and agrees that all such Collections shall be deemed to be received in trust for the Buyer and shall be maintained and segregated separate and apart from all other funds and monies of the Seller until delivery of such Collections to the applicable Collection Account.

Section 7.3 Rights With Respect to Loan Files. At any time when a Collateral Manager other than First Eagle Alternative Credit, LLC has been designated as Collateral Manager pursuant to Section 6.11 of the Loan and Security Agreement, the Seller shall, at the request of the Buyer and the Administrative Agent, assemble copies of all of the Loan Files in its possession which evidence the Transferred Assets originated by the Seller, or which are otherwise necessary or desirable to collect such Transferred Assets, and make the same available to the Buyer or the Administrative Agent at a place selected by the Administrative Agent.

Section 7.4 Notice to Administrative Agent. The Seller agrees that, concurrently with its delivery to the Buyer, copies of all notices, reports, documents and other information required to be delivered by the Seller to the Buyer hereunder shall be delivered by the Seller to the Administrative Agent.

ARTICLE VIII

TERM AND TERMINATION

Section 8.1 [Reserved].

Section 8.2 [Reserved].

Section 8.3 Survival of Certain Provisions. Notwithstanding any provision contained herein to the contrary, the Seller’s representations, covenants and obligations set forth in Articles IV, V, VI and VII create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Seller pursuant to Article IV and the provisions of Article VI, the indemnification and payment provisions of Article IX and the provisions of Sections 10.3, 10.7, 10.8 and 10.17 shall be continuing and shall survive any termination of this Agreement.

Section 8.4 Termination. This Agreement shall remain in full force and effect until the termination of the Loan and Security Agreement in accordance with its terms.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by the Seller. (a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify the Buyer, any assignee of the Buyer and any such Persons’ respective shareholders, officers, directors, members, managers, employees, agents or Affiliates (each an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims (whether brought by or involving the Seller or any other third party), liabilities and related out-of-pocket costs and expenses, including reasonable fees and out-of-pocket disbursements of outside counsel (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party and other non-monetary damages of any such Indemnified Party or any of them arising out of or as a result of any (i) acts or omissions of the Seller constituting bad faith, gross negligence or willful misconduct on the part of the Seller, (ii) breach of any representation or warranty by the Seller under any Transaction Document, (iii) failure by the Seller to comply with (A) any term, provision or covenant contained in any Transaction Document or (B) any Applicable Law, (iv) any litigation, proceedings or investigation against the Seller, or (v) to the extent any such action violated the standard of care applicable to the Seller pursuant to the applicable Underlying Instruments or otherwise breached the Seller’s obligations under any Underlying Instrument, actions of the Seller in connection with its enforcement of the Borrower’s rights with respect to any Loans owned by the Borrower, in each case, except for (a) (with respect to any Indemnified Party) any such damages, losses, claims, liabilities or related out-of-pocket costs and expenses resulting from such Indemnified Party’s own gross negligence, bad faith, fraud or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment and (b) any such damages, losses, claims, liabilities or related out-of-pocket costs and expenses resulting from the performance of the Transferred Assets.

(b) Any amounts subject to the indemnification provisions of this Section 9.1 shall be paid by the Seller to the Indemnified Party on the Payment Date following such Person’s demand therefor, which demand shall be accompanied by a reasonably detailed description in writing of the related damage, loss, claim, liability and related costs and expenses.

(c) If for any reason the indemnification provided above in this Section 9.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Seller, on the other hand, but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Seller shall have no contribution obligation under this Section 9.1(c) if the payment of any such amounts would have the effect of recourse for non-payment of the Loans included in the Transferred Assets due to the related Obligor’s bankruptcy, insolvency, lack of creditworthiness or financial inability to pay.

(d) The obligations of the Seller under this Section 9.1 shall survive the resignation or removal of the Administrative Agent or any Lender and the termination of this Agreement and the Loan and Security Agreement.

(e) Indemnification under Section 9.1 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.

Section 9.2 Assignment of Indemnities. The Seller acknowledges that, pursuant to the Loan and Security Agreement, the Buyer shall collaterally assign its rights of indemnity granted hereunder to the Administrative Agent, for the benefit of the Secured Parties. Upon such assignment, (i) the Administrative Agent, on behalf of the Secured Parties, shall have all rights of the Buyer hereunder and may in turn assign such rights as permitted under the Loan and Security Agreement, and (ii) the obligations of the Seller under this Article IX shall inure to the Administrative Agent. The Seller agrees that, upon such assignment, the Lenders, the other Secured Parties, and the Administrative Agent or the assignee of any such Person, as applicable, may enforce directly, without joinder of the Buyer, the indemnities set forth in this Article IX.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendments and Waivers. Except as provided in this Section 10.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective unless signed by the Buyer and the Seller and consented to in writing by the Administrative Agent, other than an amendment to this Agreement to incorporate by reference a Loan List on the related Purchase Date. The Buyer shall provide not less than ten (10) Business Days’ prior written notice of any such amendment to the Administrative Agent. For the avoidance of doubt, any amendment to this Agreement to incorporate by reference a Loan List on the related Purchase Date and any reconveyance executed in accordance with the provisions hereof shall not be considered an amendment or modification of this Agreement.

Section 10.2 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy or electronic mail) and mailed, e-mailed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by e-mail, when verbal communication of receipt is obtained, or (b) notice by facsimile copy, when verbal communication of receipt is obtained.

Section 10.3 Limitation of Liability. No claim may be made by the Administrative Agent, the Seller, the Buyer any Secured Party, or any other Person against the Administrative Agent, the Seller, the Buyer, any other Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions, contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the Seller, the Buyer, the Administrative Agent, and the other Secured Parties (other than, in the case of the Administrative Agent and the other Secured Parties, to the extent arising from a third party claim against such Person or a related Indemnified Party) each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.4 Binding Effect; Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Administrative Agent, the Lenders and the other Secured Parties shall be third-party beneficiaries of this Agreement.

Section 10.5 GOVERNING LAW; JURY WAIVER. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 10.6 Consent to Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in New York City, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address as provided in Section 10.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10 any special, exemplary, punitive or consequential damages.

Section 10.7 Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted under Article IX hereof, the Seller agrees to pay within ten (10) Business Days of receipt of demand and supporting documentation therefor, all reasonable costs and expenses of the Buyer or its permitted successors and assignees under Section 10.15 incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of counsel with respect thereto and with respect to advising the Buyer or its permitted successors and assignees under Section 10.15 as to its rights and remedies under this Agreement and the other documents to be delivered hereunder, and all reasonable costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Buyer or its permitted successors and assignees under Section 10.15 in connection with the enforcement of this Agreement and the other documents to be delivered hereunder.

(b) The Seller shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement and the other documents to be delivered hereunder.

(c) The Seller shall pay on demand all other reasonable costs, expenses and Taxes (excluding income taxes) incurred by the Buyer or its assignees under or in connection with this Agreement.

Section 10.8 No Proceedings. The Seller hereby agrees that it will not institute against, or join any other Person in instituting against, the Buyer any Insolvency Proceeding so long as there shall not have elapsed one year and one day since the Termination Date.

Section 10.9 Recourse Against Certain Parties. (a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Seller as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, member, officer, partner, employee, administrator, organizer or director of the Seller by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Seller contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Seller, and that no personal liability whatsoever shall attach to or be incurred by any incorporator, affiliate, stockholder, member, officer, partner, employee, administrator, organizer or director of the Seller, under or by reason of any of the obligations, covenants or agreements of the Seller contained in this Agreement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of each incorporator, affiliate, stockholder, member, officer, partner, employee, administrator, organizer or director of the Seller, for breaches by the Seller of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 10.9(a) shall survive the termination of this Agreement.

(b) No Recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Buyer as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, member, officer, partner, employee, administrator, organizer or director of the Buyer, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Buyer contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the limited liability company obligations of the Buyer, and that no personal liability whatsoever shall attach to or be incurred by any incorporator, affiliate, stockholder, member, officer, partner, employee, administrator, organizer or director the Buyer, under or by reason of any of the obligations, covenants or agreements of the Buyer contained in this Agreement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of each incorporator, affiliate, stockholder, member, officer, partner, employee, administrator, organizer or director of the Buyer, for breaches by the Buyer of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 10.9(b) shall survive the termination of this Agreement.

Section 10.10 Protection of Right, Title and Interest in the Transferred Assets; Further Action Evidencing Purchases. (a) The Seller shall cause, at the Buyer’s expense all financing statements and continuation statements and any other necessary documents covering the Buyer’s right, title and interest to the Transferred Assets to be promptly recorded, registered and filed, as applicable, and at all times to be kept recorded, registered and filed, as applicable, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Buyer hereunder to all property comprising the Transferred Assets. The Seller shall deliver to the Buyer the file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Seller shall cooperate fully with the Buyer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 10.10(a).

(b) The Seller agrees that from time to time, at the Buyer’s expense, it will promptly execute and deliver all instruments and documents, and take all actions, that the Buyer or the Administrative Agent, on behalf of the Secured Parties, may reasonably request in order to perfect, protect or more fully evidence the Purchases hereunder and the security and/or interest granted in the Transferred Assets, or to enable the Buyer or the Administrative Agent, as applicable, to exercise and enforce their rights and remedies hereunder or under any Transaction Document. At any time the Buyer or the Administrative Agent may direct the Seller or the Collateral Agent to notify each administrative agent under each Transferred Asset or the applicable Obligors thereof if no administrative agent exists, at the Seller’s expense, of the interest of the Buyer and the interest of the Administrative Agent for the benefit of the Secured Parties in the Transferred Assets under this Agreement and may direct that payments of all amounts due or that become due under any or all of the Transferred Assets be made directly to the Buyer or the Administrative Agent, on behalf of the Secured Parties.

(c) If the Seller fails to perform any of its obligations hereunder, the Buyer or the Administrative Agent may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s costs and expenses incurred in connection therewith shall be payable by the Buyer in accordance with the Loan and Security Agreement. The Seller irrevocably authorizes the Buyer or the Administrative Agent at any time and from time to time at the Buyer’s or the Administrative Agent’s sole discretion and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Seller (i) to execute on behalf of the Seller and to file financing statements on behalf of the Seller, as debtor, necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Buyer (and its assignees) in the Transferred Assets and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Transferred Assets as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Buyer (and its assignees) in the Transferred Assets. This appointment is coupled with an interest, made by way of security to secure the performance of the Seller’s obligations under this Agreement and the other Transaction Documents and is irrevocable.

(d) Without limiting the generality of the foregoing, the Seller will, not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with any Purchase hereunder, unless the Termination Date shall have occurred, file or cause to be filed an appropriate continuation statement with respect to such financing statement.

Section 10.11 Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 10.12 [Reserved].

Section 10.13 Heading and Exhibits. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 10.14 [Reserved].

Section 10.15 Assignment. Notwithstanding anything to the contrary contained herein, this Agreement may not be assigned by the Buyer or the Seller except as permitted by this Section 10.15 or by the Loan and Security Agreement. Simultaneously with the execution and delivery of this Agreement, the Buyer shall collaterally assign all of its right, title and interest herein to the Administrative Agent for the benefit of the Secured Parties, to which collateral assignment the Seller hereby expressly consents. The Seller agrees that the Administrative Agent, in such capacity, shall be a third party beneficiary hereof. The Administrative Agent on behalf of the Secured Parties under the Loan and Security Agreement upon such collateral assignment may enforce the provisions of this Agreement, exercise the rights of the Buyer and enforce the obligations of the Seller hereunder without joinder of the Buyer.

Section 10.16 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Buyer, the Seller or the Administrative Agent, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.17 Subordination. The Seller shall have the right to receive, and the Buyer shall make, any and all payments relating to any indebtedness, obligation or claim the Seller may from time to time hold or otherwise have against the Buyer or any assets or properties of the Buyer, whether arising hereunder or otherwise existing; provided that, solely with respect to any payment made by the Buyer to the Seller pursuant to the priority of payments set forth in Section 2.7 or 2.8 of the Loan and Security Agreement, the conditions in such sections are satisfied. The Seller hereby agrees that at any time during which the condition set forth in the proviso of the immediately preceding sentence shall not be satisfied, the Seller’s right to any payment pursuant to the priority of payments set forth in Section 2.7 or 2.8 of the Loan and Security Agreement shall be subordinate in right of payment to the prior payment of any indebtedness or obligation of the Buyer owing to the Lenders, the Administrative Agent or any other Secured Party under the Loan and Security Agreement.

Section 10.18 Electronic Signatures. This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BUYER:

FIRST EAGLE CREDIT OPPORTUNITIES FUND SPV, LLC

By:	/s/ Sheelyn Michael
Name: Sheelyn Michael Title: Authorized Signatory

SELLER:

FIRST EAGLE CREDIT OPPORTUNITIES FUND

By:	s/ Sheelyn Michael
Name: Sheelyn Michael Title: Authorized Signatory

By:	s/ Joseph Malone
Name: Joseph Malone Title: Chief Financial Officer

[Signature Page to Sale and Contribution Agreement]

SCHEDULE I

LOAN LIST

TO BE DELIVERED IN CONNECTION WITH EACH PURCHASE DATE

I-1

SCHEDULE II

COLLECTION ACCOUNTS

Bank Name	Account Number	Account Name
U.S. Bank National Association	198591-101	Interest Collection Account
U.S. Bank National Association	198591-102	Principal Collection Account
U.S. Bank National Association	198591-100	General Collection Account
U.S. Bank National Association	198591-105	Interest AUD Collection Account
U.S. Bank National Association	198591-106	Interest CAD Collection Account
U.S. Bank National Association	198591-107	Interest GBP Collection Account
U.S. Bank National Association	198591-108	Interest EUR Collection Account
U.S. Bank National Association	198591-109	Principal AUD Collection Account
U.S. Bank National Association	198591-110	Principal CAD Collection Account
U.S. Bank National Association	198591-111	Principal GBP Collection Account
U.S. Bank National Association	198591-112	Principal EUR Collection Account
II-1

SCHEDULE III

SPECIFIED EFFECTIVE DATE LOANS

[ATTACHED]

III-1